AGREEMENT

      THIS AGREEMENT ("Agreement") is entered into and is effective as of April 15, 2008, by and between Jade Art Group, Inc., a Nevada corporation ("JADG") and Richard E. Khaleel, an individual resident in the State of New York ("Khaleel" or “Director”).

Preliminary Statement

 JADG desires to retain Mr. Khaleel, and Mr. Khaleel is willing to serve, as a member of the Board of Directors of JADG on the terms and subject to the conditions set forth in this agreement.

                NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, intending to be legally bound, JADG and Mr. Khaleel hereby agree as follows:

1.  Appointment.  Mr. Khaleel has agreed to serve as a member of the Board of Directors of JADG, effective as of the date of his election to the Board by the current Members of the Board of Directors (the “Election Date”).

Mr. Khaleel’s appointment to the Board will be announced to the public in a press release.  The timing and wording of such release shall be approved by both JADG and Mr. Khaleel, which shall not be unreasonably withheld or delayed.

2.  Compensation. For the duties and services to be performed by him under this agreement, JADG will pay to Mr. Khaleel, and Mr. Khaleel agrees to accept, the compensation described below in this Section 2.

      a. Director’s Fees.  JADG will pay Mr. Khaleel a director's fee of $40,000 per annum, payable in equal monthly installments commencing on the Election Date. This fee represents a retainer for services rendered as a member of its Board of Directors, and is in addition to any fees to which Mr. Khaleel may be entitled under guidelines and rules established by JADG from time to time for compensating non-employee directors for serving on, and attending meetings of, committees of its Board of Directors and the boards of directors of its subsidiaries.

      b. Equity Component. In addition to the cash fee(s) described in subsection (a), on the Election Date and subject to the provisions hereof JADG will grant Mr. Khaleel non-qualified options to purchase 100,000 shares of JADG common stock. The exercise price of these non-qualified options will be the closing sales price of a share of JADG common stock on the OTC Bulletin Board on the Election Date.  Options to purchase 33,333 shares may be exercised immediately; options to purchase an additional 33,333 shares may be exercised commencing April 15, 2009, and options to purchase the remaining 33,334 shares may be exercised commencing April 15, 2010, provided that all outstanding and unexercised options shall expire on the date that Mr. Khaleel is no longer serving as a member of the Board of Directors of JADG or otherwise engaged by JADG to provide services to JADG. Subject to the foregoing provisions, the options may be exercised until April 15, 2018, at which time any such options that have not been exercised shall automatically expire.

 3.  Expenses. JADG will reimburse Mr. Khaleel for reasonable expenses incurred by him in furtherance of his performance of duties hereunder, provided that such expenses are substantiated in accordance with JADG policies applicable to members of its Board of Directors.

4.  Fringe and Medical Benefits. Mr. Khaleel may participate in any of JADG's medical, dental and other benefit programs as are available to non-employee members of its Board.

5.  Confidential Treatment of Information.   Director shall not, either during or after the term of this Agreement, directly or indirectly publish or disclose to any third party any information pertaining in any way to the business of JADG, its customers or suppliers, which is developed, acquired or derived from association with JADG, unless JADG gives written authorization to do so. Such information shall not be used apart from JADG business without written approval of JADG. Such prohibition against disclosure to others shall not apply to information after it is clearly disclosed to the public by JADG in writing.

6.  Term and Termination.  The term of this Agreement will commence on the Election Date and will remain in effect until Mr. Khaleel is removed, resigns, or is not reelected as a member of the Board in accordance with JADG’s bylaws. JADG has no obligation to cause the nomination or recommend the election of Mr. Khaleel to the Board for any period of time in the future. Upon the termination of Mr. Khaleel's tenure as a member of the Board, JADG will promptly pay to Mr. Khaleel, or to his estate if his service is terminated upon his death, all fees accrued for services rendered as a member of the Board and committees thereof and expense reimbursements due as of the date of termination.

7.  Indemnification by JADG.  JADG shall indemnify Mr. Khaleel, as a director of JADG, to the maximum extent permitted under applicable Nevada law, against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees, reasonably incurred by Mr. Khaleel in connection with the defense or disposition of any civil, criminal, administrative or investigative action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while an officer or director of JADG. Expenses (including reasonable attorney’s fees) incurred by Mr. Khaleel in defending any such action, suit or other proceeding may be paid by JADG in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of him to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by JADG.  The provisions hereof shall survive expiration or termination of this Agreement for any reason whatsoever. In the event of any conflict between the provisions hereof and the indemnification provisions contained in JADG's articles of incorporation or bylaws, or in any agreement between JADG and Mr. Khaleel with respect to indemnification, unless he has explicitly agreed otherwise, Mr. Khaleel will be given the benefit of the provisions more favorable to him.

8.  Liability Insurance. JADG will maintain in effect at all times while Mr. Khaleel continues to serve as a member of the Board liability insurance provided by a recognized carrier covering members of its Board with a face amount of no less than $5,000,000 and deductibles of no more than $150,000.

9.  Non-Exclusive. Subject to the last sentence of this Section, nothing in this agreement will prevent Mr. Khaleel (1) from serving as an employee, officer or director of or providing services to (directly or indirectly) any other company (an “Engagement”), provided that such Engagement is consistent with Mr. Khaleel's fiduciary duties to JADG (“Permitted Engagements”), (2) from serving on voluntary, community service committees and boards, and (3) from owning shares representing less than 5% of the outstanding equity securities of a company that is a competitor of JADG (the “Competitor’s Equity”), in which event Mr. Khaleel shall notify JADG in writing regarding the Competitor’s Equity promptly after he obtains the Competitor’s Equity.  Mr. Khaleel will comply with and be bound by JADG's policies, procedures and practices applicable to members of its Board of Directors from time to time in effect during the term of this agreement.   Director shall, during the term hereof, (i) advise JADG prior to entering into any Engagement, and (ii) shall not enter into any Engagement that is not a Permitted Engagement without the prior written approval of JADG, which approval shall not be unreasonably withheld.

              10.  Representations, Warranties and Covenants of Director. Mr. Khaleel represents and warrants that his performance of this agreement will not violate any applicable laws or regulations or conflict with or breach any other agreement to which he is a party or may be bound. Mr. Khaleel has not, and will not during the term of this agreement, enter into any oral or written agreement in conflict with any of the provisions of this agreement. Mr. Khaleel represents and warrants that he is not bound by any agreements which prohibit or restrict him from: (a) competing with, or in any way participating in a business that competes with, any former employer or business of any former employer to the extent that Mr. Khaleel's performance of his duties under this agreement would be deemed to constitute such competition; (b) soliciting personnel of a former employer or business to leave such former employer's employment or to leave such business; or (c) soliciting customers, suppliers, financing sources or other entities having a substantial relationship with a former employer or business. Mr. Khaleel shall, during the term of this Agreement, comply with all applicable listing requirements, laws and regulations (collectively, the “Laws”) including but not limited to those Laws applicable to his service as an independent member of the Board of Directors of JADG, as determined by the Board of Directors under the independence standards of NASDAQ.

 11.  Representations and Warranties of JADG.  JADG has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2007 (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of JADG included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of JADG and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

There is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing, pending or to JADG’s knowledge, threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal, which would likely have a material adverse effect on the business of JADG; nor are there any facts known to JADG which would likely be expected to give rise to a claim, action, suit, proceeding, arbitration, investigation or hearing, which would likely have a material adverse effect upon the business of JADG.

12. Indemnification by Director. Director shall indemnify, defend and hold harmless JADG and its affiliates, officers, directors, employees, agents and representatives (collectively, “Indemnified Parties”) from and against all loss, liability, claim, damage or expense (including costs of investigation and reasonable attorney’s fees) incurred by  such Indemnified Parties, to the extent arising out of or relating to: (i) any breach of a representation, warranty, covenant or agreement of Director under this Agreement; or (ii) any fault, intentional misconduct or wrongful act of Director. The provisions hereof shall survive expiration or termination of this Agreement for any reason whatsoever.

13. Governing Law. This agreement will be governed by, and construed in accordance with the laws of the State of Delaware, without regard to its choice-of-law principles, and the United States of America.

14. Notices. All notices or other communications which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to Mr. Khaleel, to:	110 Riverside Drive Apt 3E
New York, NY 10024

If to JADG, to:	1330 Ave. of the Americas, 21st Floor
New York, NY 10019
Attention: President

with a copy to:	White and Williams LLP
1800 One Liberty Place
Philadelphia, PA 19103-7395
Attention: Chungsheng Lu

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All notices and other communications given to any party hereto in accordance with the provisions of this agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest written direction from such party.

15.  Entire Agreement. This agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings, including any and all prior agreements between Mr. Khaleel and JADG, with respect to the subject matter hereof.

16. Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

17.  Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

18.  Amendments. No modification, waiver, amendment, discharge or change of this agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

19.  Severability. If any portion of any provision of this agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision or portion of such provisions of this agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.

The parties, by signing below, agree to the terms and conditions set forth in this agreement.

Director	Jade Art Group, Inc.

/s/ Richard E. Khaleel	By:	/s/ Hua-Cai Song
Richard E. Khaleel		Hua-Cai Song, Chief Executive Officer